Exhibit 6.5

Issue 1.0 Ref: 106502

ELEVATE Programme

Membership Memorandum of Understanding (“MoU”)

THIS MoU is made on this September 1, 2022 (the “Effective Date”).

BETWEEN:

(A) Inmarsat Global Limited, a company organised and existing under the laws of England and Wales with registered company number 03675885 and having its registered office at 99 City Road, London, EC1Y 1AX, United Kingdom (“Inmarsat”); and

(B) AtomBeam Technologies Inc., a company organised and existing under the laws of the USA with registered company number 82-2545888 and having registered office at 1036 Country Club Drive, Suite 200, Moraga, CA 94556 (“Company”),

each a “Party” and collectively the “Parties”.

BACKGROUND

(A)	Inmarsat provides global satellite services by operating proprietary telecommunications networks, comprising of satellite constellations and terrestrial infrastructures, and has access to a global distribution channel and market intelligence.

(B)	Inmarsat has established an ELEVATE Programme to foster an ecosystem of companies seeking to expand their product(s)/solution(s) to operate over satellites on a regional or global basis.

(C)	Company has a small, sophisticated software that enables users to quadruple the bandwidth of their Internet of Things networks by way of a software update which requires no additional hardware or changes to a user’s systems. Company uses machine learning to look for repeated patterns across thousands of messages and associated indexes (“Codewords”) and builds codebooks that consist of Codewords (“Codebooks”). Once the Codebook is complete, it is provisioned in both the source (such as sensors, gateways, control units or satellite modems) and the destination (such as a cloud-based server). Data transmission consists entirely of small Codewords, which reduces transmitted data by 70-90%.

(D)	Company has a software solution which will be integrated to operate seamlessly on Inmarsat’s systems (the “Product”).

(E)	The Parties wish to enter into this MoU as a record of the Parties intention to explore and evaluate the potential opportunities related to developing the Product to operate over Inmarsat’s network, and to define commercial propositions and routes to market, via an optimised solution available to Inmarsat’s channel on a non-exclusive basis under the auspices of the Inmarsat ELEVATE Programme (the “Project”).

1.	The Project

1.1	This clause is not legally binding.

1.2	After execution of this MoU the Parties shall meet to agree a plan to:

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Issue 1.0 Ref: 106502

i.	Assess the requirements to enable the Product to be tested over the Inmarsat network (including feedback and further developments to improve the Product), the level of engagement, scope of support and information to be provided by the Parties;

ii.	Develop a joint understanding of the potential sales opportunity as a result of the Project;

iii.	Define (or refine) the potential commercial proposition(s) and routes to market;

iv.	Jointly agree and execute on marketing engagement to publicise the Product; and

v.	Conduct regular engagement reviews, frequency to be agreed, but no less than every six (6) months.

1.3	During the initial development, integration or optimisation, each Party will provide reasonable support to the other to facilitate a successful project outcome. If either Party develops or upgrades its relevant products to the extent that, in its reasonable opinion, would impact the interoperability of the final Product, it will notify the other Party as soon as is reasonably possible.

1.4	The Parties will share market feedback (including customer feedback) and intelligence regarding the Inmarsat optimised Product throughout the Product lifecycle. Where appropriate, the Parties will conduct a joint review and impact assessment to consider any further developments or enhancements to the Product.

1.5	The Parties will explore and consider a variety of options to achieve improved awareness and optimisation of the solutions available. Possible marketing campaigns and promotions will be agreed on a case by case basis. This could include a case study, preferably with named end-user clients, or suitably anonymised where client identification is not permitted.

1.6	It is understood by the Parties that Inmarsat will not be involved in the direct procurement or supply of the Product, but will reasonably assist the Company to promote the agreed solution(s) to Inmarsat’s authorised distributors.

1.7	Company will make the Inmarsat optimised Product available to Inmarsat’s authorised distributors on a non-exclusive basis, unless agreed otherwise in writing.

1.8	Company will provide reasonable training and support for pre-sales and post-implementation. Inmarsat will provide Company with reasonable support and assistance.

2.	Costs and Warranties

2.1	This clause is legally binding.

2.2	Each Party shall be responsible for its own costs in connection with the Project and either Party may end its involvement in relation to the Project at any time without having to give any reasons for doing so, or incurring any liability to the other Party.

2.3	No warranty is given by either Party that information or assistance supplied by it in connection with the Project will be complete and accurate or fit for any particular purpose, or that such information will not infringe any third party rights and all express or implied warranties that may be validly excluded by law shall be hereby excluded.

2.4	Nothing in this MoU shall be construed as a grant by one Party to the other of any form of license to use any of the information it discloses hereunder or to deal in any way with any of the intellectual property rights of the other Party.

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Issue 1.0 Ref: 106502

2.5	Nothing in this MoU shall be construed as granting or obliging Inmarsat to grant any rights to Company to manufacture or distribute Inmarsat products or services and Inmarsat shall not be restricted in any way from granting such rights (or similar rights) to any other entity.

3.	Confidentiality

3.1	This clause is legally binding.

3.2	The Parties entered into a Non-Disclosure Agreement dated the 6th of June 2022 (“NDA”). Regardless of the expiry or termination, the confidentiality provisions set out in the NDA shall apply to this MoU and all information exchanged under or in connection with it.

4.	Governing Law and Third Party Rights

4.1	This clause is legally binding.

4.2	This MoU is not intended to create legal relations between the Parties, save that Clauses 2 (Costs and Warranties), 3 (Confidentiality) and 4 (Governing Law and Third Party Rights) shall be legally binding on the Parties and enforceable in the courts of England in accordance with Clause 4.

4.3	This MoU, and all negotiations and any legal agreements prepared in connection with the Project, and any dispute or claim arising out of or in connection with them or their formation (including non- contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of England and Wales.

4.4	The Parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this MoU and negotiations relating to the proposed Project or their subject matter or formation (including non-contractual disputes or claims).

4.5	This MoU is for the benefit of the Parties to it and is not intended to benefit or be enforceable by anyone else.

5.	Relationship of Parties

5.1	The Parties intend that the relationship created between them by this MoU shall be as independent contractors. This MoU is not to be construed in any way as creating any partnership, principal-agent, master-servant, joint venture or other similar relationship between the Parties.

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Each Party hereby confirms its agreement to the terms contained in this MoU.

As a duly authorised signatory		As a duly authorised signatory

For and on behalf of:		For and on behalf of:

INMARSAT GLOBAL LIMITED		AtomBeam Technologies, Inc.

SIGNATURE:	/s/ Alison Horrocks	SIGNATURE:	/s/ Charles Yeomans
NAME:	Alison Horrocks	NAME:	Charles Yeomans
TITLE:	Director	TITLE:	CEO

DATE:	15-Sep-22	DATE:	14-Sep-22

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